[SULLIVAN & CROMWELL LLP LETTERHEAD]

                    June 30, 2006

Securities and Exchange Commission,
    Division of Corporation Finance,
        100 F Street, N.E.,
            Washington, D.C. 20549.

  Re:
  Health Care Property Investors, Inc.
  (Form S-4 dated June 30, 2006)

To Whom it May Concern:

        On behalf of our client, Health Care Property Investors, Inc. (the "Company"), we enclose herewith the Company's Registration Statement on Form S-4 dated June 30, 2006.

        Should you have any questions or comments, please contact:

    Ed J. Henning, Esq.
    General Counsel
    Health Care Property Investors, Inc.
    3760 Kilroy Airport Way, Suite 300
    Long Beach, CA 90806
    Telephone: (562) 733-5100
    Facsimile: (562) 733-5206
    e-mail: ehenning@hcpi.com

    Patrick S. Brown, Esq.
    Sullivan & Cromwell, LLP
    1888 Century Park East
    Los Angeles, California 90067
    Telephone: (310) 712-6600
    Facsimile: (310) 712-8800
    e-mail: brownp@sullcrom.com

Sincerely,
/s/ PATRICK S. BROWN